Exhibit 99.1

ALTRIA REPORTS 2013 FIRST-QUARTER RESULTS;
REVISES 2013 FULL-YEAR REPORTED EPS GUIDANCE AND REAFFIRMS 2013 FULL-YEAR ADJUSTED EPS GUIDANCE

▪
Altria's 2013 first-quarter reported diluted earnings per share (EPS) increased 16.9% to $0.69, as comparisons were impacted by special items, including PM USA's settlement of NPM adjustment disputes with certain states

▪	Altria's 2013 first-quarter adjusted diluted EPS, which excludes the impact of special items, increased 10.2% to $0.54

▪	Altria revises guidance for 2013 full-year reported diluted EPS from a range of $2.34 to $2.40 to a range of $2.49 to $2.55

▪	Altria reaffirms guidance for 2013 full-year adjusted diluted EPS in the range of $2.35 to $2.41, representing a growth rate of 6% to 9% from an adjusted diluted EPS base of $2.21 in 2012

▪	Altria's subsidiary, Nu Mark, plans to introduce an e-cigarette into a lead market in the second half of 2013

▪	Altria announces a new $300 million share repurchase program
RICHMOND, Va. - April 25, 2013 - Altria Group, Inc. (Altria) (NYSE: MO) today announced its 2013 first-quarter business results, revised its 2013 full-year guidance for reported diluted EPS and reaffirmed its 2013 full-year guidance for adjusted diluted EPS.
"Altria's diverse business model delivered strong financial results for the first quarter, as the company increased its adjusted diluted earnings per share by 10.2%," said Marty Barrington, Chairman and Chief Executive Officer of Altria. "Higher pricing contributed to adjusted operating companies income and margin growth in all three of our reportable segments. Higher earnings from our equity investment in SABMiller and lower interest expense also drove adjusted EPS growth."
"Today, we are pleased to announce another step in our efforts to address the changing preferences of adult tobacco consumers. In the second half of this year, Altria's subsidiary, Nu Mark, plans to introduce an electronic cigarette into a lead market," said Mr. Barrington.

Conference Call
A conference call with the investment community and news media will be webcast on April 25, 2013 at 9:00 a.m. Eastern Time. Access to the webcast is available at altria.com.

6601 West Broad Street, Richmond, VA 23230

Cost Management
Altria's current cost reduction program for its tobacco and service company subsidiaries remains on-track and is expected to deliver $400 million in annualized savings versus previously planned spending by the end of 2013.
Cash Returns to Shareholders - Dividends
In February 2013, Altria's Board of Directors (the Board) declared a regular quarterly dividend of $0.44 per common share. The current annualized dividend rate is $1.76 per common share. As of April 19, 2013, Altria's annualized dividend yield was 5.0%.
Altria expects to continue to return a large amount of cash to shareholders in the form of dividends by maintaining a dividend payout ratio target of approximately 80% of its adjusted diluted EPS. Future dividend payments remain subject to the discretion of the Board.
Cash Returns to Shareholders - Share Repurchase Program
During the first quarter of 2013, Altria repurchased 1.7 million shares of its common stock at an average price of $34.05 for a total cost of approximately $57 million, completing the $1.5 billion share repurchase program authorized by the Board. On April 24, Altria's Board authorized a new $300 million share repurchase program that the company expects to complete by the end of 2013. The timing of share repurchases depends upon marketplace conditions and other factors, and the program remains subject to the discretion of the Board.
Pension Plans Contribution
As previously announced, Altria made a voluntary $350 million contribution to its pension plans in January 2013.
PM USA Settlement of NPM Adjustment Disputes; MSA Payment Credit
On April 15, 2013, Philip Morris USA Inc. (PM USA) made its annual Master Settlement Agreement (MSA) payment of approximately $3.1 billion. The payment reflected a $483 million credit that PM USA received pursuant to a settlement of the non-participating manufacturer (NPM) adjustment disputes for 2003-2012 that it and other participating manufacturers reached with 18 states, the District of Columbia, and Puerto Rico. The panel presiding over the pending NPM adjustment arbitration entered a stipulated award in March 2013, directing that the settlement be implemented. As of April 22, 2013, eight states that have not joined the settlement have filed motions in their state courts to vacate or modify the panel's stipulated award. Two of these states also sought preliminary injunctive relief with respect to the stipulated award. These two requests for injunctive relief were denied. Additional non-signatory states may also pursue legal action with respect to the stipulated award. While PM USA intends to oppose these actions vigorously, no assurance can be given that these actions will be resolved in a manner favorable to PM USA or as to what remedy might be ordered if such actions ultimately were successful.

As a result of the settlement, PM USA recorded a $483 million reduction to cost of sales that increased the smokeable products segment's reported operating companies income for the first quarter of 2013.
2013 Full-Year Guidance
Altria has revised its guidance for 2013 full-year reported diluted EPS from a range of $2.34 to $2.40 to a range of $2.49 to $2.55 to reflect the impact of the NPM adjustment settlement described above. The forecast also reflects estimated SABMiller plc (SABMiller) special items.
Altria reaffirms its guidance for 2013 full-year adjusted diluted EPS, which excludes special items shown in Table 1, to be in the range of $2.35 to $2.41, representing a growth rate of 6% to 9% from an adjusted diluted EPS base of $2.21 in 2012.
The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to this forecast. Reconciliations of full-year adjusted to reported diluted EPS are shown in Table 1.

Table 1 - Altria's Full-Year Earnings Per Share Guidance Excluding Special Items
	Full Year
	2013 Guidance			2012	Change
Reported diluted EPS	$2.49	to	$2.55	$2.06	21%	to	24%
Loss on early extinguishment of debt			—	0.28
NPM Adjustment			(0.15)	—
Asset impairment, exit and implementation costs			—	0.01
SABMiller special items			0.01	(0.08)
PMCC leveraged lease benefit			—	(0.03)
Tax items*			—	(0.03)
Adjusted diluted EPS	$2.35	to	$2.41	$2.21	6%	to	9%
* Excludes the tax impact of the PMCC leveraged lease benefit.
Altria anticipates that its 2013 full-year reported effective tax rate and effective tax rate on operations will be approximately 35.5%.
2013 Reporting Segments
As previously announced, effective January 1, 2013, Altria's reportable segments are smokeable products, smokeless products and wine. In connection with this revision, results of the financial services and the alternative products businesses are combined in an all other category. Altria has made these changes due to the continued reduction of the lease portfolio of Philip Morris Capital Corporation (PMCC) and the relative financial contribution of Altria's alternative products business to its consolidated results. Prior-period segment data have been restated to conform with the current-period segment presentation.

New Tracking Services
Effective in the first quarter of 2013, retail share results for cigarettes are based on a new tracking service, IRI/MSAi, and retail share results for cigars and smokeless products are based on a new tracking service, IRI InfoScan. These cost-effective new services measure retail share in stores representing trade classes selling a significant majority of the volume of the product being measured. For other trade classes selling cigarettes, retail share is based on shipments from wholesalers to retailers (STARS). Retail market share results reported using the new services cannot be meaningfully compared to retail market shares previously reported by Altria's tobacco companies under the previous services. 2012 quarterly retail share results have been restated to reflect these new services and are summarized below in Table 6 and Table 10.

ALTRIA GROUP, INC.
Altria reports its financial results, including diluted EPS, in accordance with U.S. generally accepted accounting principles (GAAP). Altria's management reviews operating companies income (OCI), which is defined as operating income before corporate expenses and amortization of intangibles, to evaluate segment performance and allocate resources. Altria's management also reviews OCI, operating margins and EPS on an adjusted basis, which excludes certain income and expense items that management believes are not part of underlying operations. These items may include, for example, loss on early extinguishment of debt, restructuring charges, SABMiller special items, certain PMCC leveraged lease items, certain tax items, tobacco and health judgments and settlements of certain NPM adjustment disputes. Altria's management does not view any of these special items to be part of Altria's sustainable results as they may be highly variable and difficult to predict and can distort underlying business trends and results. Altria's management also reviews income tax rates on an adjusted basis. Altria's effective tax rate on operations may exclude certain tax items from its reported effective tax rate. Altria's management believes that adjusted measures for OCI, operating margins and EPS, as well as the effective tax rate on operations, provide useful insight into underlying business trends and results and provide a more meaningful comparison of year-over-year results. Altria's management uses adjusted measures internally for planning, forecasting and evaluating the performance of Altria's businesses, including allocating resources and evaluating results relative to employee compensation targets. These adjusted financial measures are not consistent with GAAP, and should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Reconciliations of adjusted measures to corresponding GAAP measures are provided in the release. Comparisons are to the same prior-year period unless otherwise stated.
Effective January 1, 2013, Altria's reportable segments are smokeable products, manufactured and sold by PM USA and John Middleton Co. (Middleton); smokeless products, manufactured and sold by or on behalf of U.S. Smokeless Tobacco Company LLC (USSTC) and PM USA; and wine, produced and/or distributed by Ste. Michelle Wine Estates Ltd. (Ste. Michelle). Prior-period segment data have been recast to conform with the current-period segment presentation.
Altria's net revenues decreased 2.1% to $5.5 billion for the first quarter of 2013 primarily due to lower net revenues from smokeable products. Altria's revenues net of excise taxes decreased 0.5% to $4.0 billion for the first quarter of 2013.
Altria's 2013 first-quarter reported diluted EPS increased 16.9% primarily due to higher reported OCI in the smokeable products segment resulting from PM USA's settlement of the NPM adjustment disputes with certain states as discussed above, lower interest and other debt expense, higher reported OCI in the smokeless products segment and fewer shares outstanding, partially offset by lower earnings from Altria's equity investment in SABMiller as a result of gains from SABMiller's strategic alliance transactions in the first quarter of 2012. Altria's first-quarter adjusted diluted EPS, which excludes the impact of special items shown in Table 2, grew 10.2% to $0.54 primarily due to higher earnings from Altria's equity investment in SABMiller (principally resulting from gains from issuances of common stock by SABMiller), lower interest and other debt expense, higher adjusted OCI in the smokeable and smokeless products segments and fewer shares outstanding.

Table 2 - Altria's Adjusted Results Excluding Special Items

	First Quarter
	2013	2012	Change
Reported diluted EPS	$0.69	$0.59	16.9%
NPM Adjustment	(0.15)	—
SABMiller special items	—	(0.10)
Adjusted diluted EPS	$0.54	$0.49	10.2%
Settlement of NPM Adjustment Disputes
Comparisons of Altria's first-quarter reported diluted EPS were impacted by PM USA's settlement of the NPM adjustment disputes with certain states as discussed above. The EPS impact of this special item is shown in Table 2 and Schedule 4.
SABMiller Special Items
Special items related to Altria's equity investment in SABMiller impacted comparisons of Altria's first-quarter reported diluted EPS. For the first quarter of 2012, SABMiller special items included gains resulting from its strategic alliance transactions with Anadolu Efes and Castel, partially offset by costs relating to its acquisition of Foster's Group Limited and its "business capability programme." For the first quarter of 2013, SABMiller special items primarily included costs for its "business capability programme." The EPS impact of these special items is shown in Table 2 and Schedule 4.

Tobacco and Health Judgments
Comparisons of Altria's first-quarter reported diluted EPS were also impacted by charges related to tobacco and health judgments. For the first quarter of 2013, PM USA incurred pre-tax charges of $5 million related to tobacco and health judgments as well as related interest costs of $1 million. These charges, excluding the related interest cost, are reflected in Schedule 2. The interest costs are reflected in Schedule 1, "Interest and other debt expense, net."

SMOKEABLE PRODUCTS
The smokeable products segment grew adjusted OCI and adjusted OCI margin for the first quarter of 2013 primarily through higher pricing. PM USA grew its total retail share of cigarettes and Marlboro's retail share versus the prior year period.
For the first quarter of 2013, the smokeable products segment's net revenues decreased 2.6%, primarily due to lower reported shipment volume, partially offset by higher list prices. Revenues net of excise taxes decreased 1.0%.
The smokeable products segment's reported OCI for the first quarter of 2013 increased 33.4% primarily due to PM USA's settlement of the NPM adjustment disputes with certain states as discussed above and higher pricing, partially offset by lower reported shipment volume. Adjusted OCI, which is calculated excluding the special items identified in Table 3, grew 1.3% for the first quarter of 2013.
Adjusted OCI margins for the smokeable products segment grew 0.9 percentage points to 41.9% for the first quarter of 2013. Revenues and OCI for the smokeable products segment are summarized in Table 3.

Table 3 - Smokeable Products: Revenues and OCI ($ in millions)

	First Quarter
	2013	2012	Change
Net revenues	$4,968	$5,100	(2.6)%
Excise taxes	(1,524)	(1,622)
Revenues net of excise taxes	$3,444	$3,478	(1.0)%

Reported OCI	$1,920	$1,439	33.4%
NPM Adjustment	(483)	—
Asset impairment, exit and implementation costs (gain), net	1	(14)
Tobacco and health judgments	5	—
Adjusted OCI	$1,443	$1,425	1.3%
Adjusted OCI margins*	41.9%	41.0%	0.9 pp
*Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.
PM USA's 2013 first-quarter reported domestic cigarettes shipment volume decreased 5.2% primarily due to the industry's rate of decline and one less shipping day, partially offset by retail share gains and changes in trade inventories. PM USA believes that the trade depleted less inventory during the first quarter of 2013 compared to the first quarter of 2012. After adjusting for one less shipping day and changes in trade inventories, PM USA's 2013 first-quarter domestic cigarettes shipment volume was estimated to be down approximately 4%. After adjusting for one less shipping day and changes in trade inventories, PM USA estimates total cigarette category volume for the first quarter of 2013 to be down approximately 4.5%. PM USA's cigarette volume performance is summarized in Table 4.
Middleton's 2013 first-quarter reported cigars shipment volume declined 16.8% primarily due to retail share losses and changes in wholesale inventories. Middleton's volume performance for machine-made large cigars is summarized in Table 4.

Table 4 - Smokeable Products: Shipment Volume (sticks in millions)

	First Quarter
	2013	2012	Change
Cigarettes:
Marlboro	25,435	26,913	(5.5)%
Other premium	1,782	2,036	(12.5)%
Discount	2,284	2,159	5.8%
Total cigarettes	29,501	31,108	(5.2)%

Cigars:
Black & Mild	269	323	(16.7)%
Other	4	5	(20.0)%
Total cigars	273	328	(16.8)%

Total smokeable products	29,774	31,436	(5.3)%
Note: Cigarettes volume includes units sold as well as promotional units, but excludes units sold in Puerto Rico and U.S. Territories, to Overseas Military and by Philip Morris Duty Free Inc., none of which, individually or in aggregate, is material to the smokeable products segment.
As previously discussed, effective in the first quarter of 2013, retail share results for cigarettes are based on a new tracking service, IRI/MSAi, and retail share results for cigars are based on a new tracking service, IRI InfoScan. Restated retail share results starting with the first quarter of 2012 are provided in Table 6.
In the cigarette category, Marlboro's 2013 first-quarter retail share performance continued to benefit from the brand-building initiatives supporting Marlboro's new architecture. Marlboro's retail share for the first quarter of 2013 increased 0.2 share points versus the prior year period. During the quarter, PM USA expanded distribution of Marlboro Southern Cut nationally.
PM USA's 2013 first-quarter retail share increased 0.5 share points, due to retail share gains by Marlboro and by L&M in Discount. These gains were partially offset by share losses on other portfolio brands. PM USA's cigarette retail share performance is summarized in Table 5.

In the machine-made large cigars category, Black & Mild's retail share decreased 3.1 share points for the first quarter of 2013 driven primarily by heightened competitive activity, including high levels of low-priced, imported machine-made large cigars. Middleton's retail share performance is summarized in Table 5.

Table 5 - Smokeable Products: Retail Share (percent)

	First Quarter
	2013	2012	Percentage point change
Cigarettes:
Marlboro	43.6%	43.4%	0.2
Other premium	3.1	3.3	(0.2)
Discount	3.8	3.3	0.5
Total cigarettes	50.5%	50.0%	0.5

Cigars:
Black & Mild	28.4%	31.5%	(3.1)
Other	0.2	0.3	(0.1)
Total cigars	28.6%	31.8%	(3.2)
Note: Retail share results for cigarettes are based on data from IRI/MSAi, a tracking service that uses a sample of stores and certain wholesale shipments to project market share and depict share trends. Retail share results for cigars are based on data from IRI InfoScan, a tracking service that uses a sample of stores to project market share and depict share trends. Both services track sales in the Food, Drug and Mass Merchandisers (including Wal-Mart), Convenience, Military, Dollar Store and Club trade classes. For other trade classes selling cigarettes, retail share is based on shipments from wholesalers to retailers (STARS). These services are not designed to capture sales through other channels, including the internet, direct mail and some illicitly tax-advantaged outlets. Retail share results for cigars are based on data for machine-made large cigars. Middleton defines machine-made large cigars as cigars made by machine that weigh greater than three pounds per thousand, except cigars sold at retail in packages of 20 cigars. Because the cigars service represents retail share performance only in key trade channels, it should not be considered a precise measurement of actual retail share. It is IRI's standard practice to periodically refresh its services, which could restate retail share results that were previously released in these services.

Table 6	Restated Retail Share
	For the Three Months Ended
	12/31/2012	9/30/2012	6/30/2012	3/31/2012
Cigarettes:
Marlboro	43.5%	43.7%	43.7%	43.4%
Other premium	3.2	3.2	3.3	3.3
Discount	3.7	3.6	3.4	3.3
Total cigarettes	50.4%	50.5%	50.4%	50.0%
Cigars:
Black & Mild	29.7%	30.6%	30.3%	31.5%
Other	0.3	0.2	0.2	0.3
Total cigars	30.0%	30.8%	30.5%	31.8%

SMOKELESS PRODUCTS
The smokeless products segment grew its adjusted OCI and adjusted OCI margin primarily through higher pricing and higher volume. USSTC grew Copenhagen and Skoal's combined volume and retail share.

The smokeless products segment's 2013 first-quarter net revenues increased 2.6% versus the prior year period, primarily due to higher pricing and higher volume, partially offset by higher promotional investments and unfavorable mix due to growth in products introduced in recent years at a lower, popular price. 2013 first-quarter revenues net of excise taxes increased 3.1%.
Reported OCI for the first-quarter of 2013 increased 15.6% primarily due to restructuring charges in the first quarter of 2012 related to the cost reduction program, higher pricing and volume, partially offset by higher promotional investments and unfavorable mix due to growth in products introduced in recent years at a lower, popular price. Adjusted OCI, which is calculated excluding special items identified in Table 7, grew 5.2% for the first quarter of 2013. Adjusted OCI margins for the smokeless products segment grew 1.2 percentage points to 61.0% for the first quarter of 2013.

Table 7 - Smokeless Products: Revenues and OCI ($ in millions)

	First Quarter
	2013	2012	Change
Net revenues	$390	$380	2.6%
Excise taxes	(26)	(27)
Revenues net of excise taxes	$364	$353	3.1%

Reported OCI	$222	$192	15.6%
Asset impairment, exit and implementation costs	—	19
Adjusted OCI	$222	$211	5.2%
Adjusted OCI margins*	61.0%	59.8%	1.2 pp
*Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.
For the first quarter of 2013, USSTC and PM USA's combined reported domestic smokeless products shipment volume increased 3.4% primarily due to volume growth for Copenhagen, partially offset by volume declines for Other portfolio brands. Copenhagen and Skoal's combined shipment volume increased 4.9% versus the prior year period. Copenhagen's 2013 first-quarter volume grew 8.8%, as the brand continued to benefit from products introduced in recent years. Skoal's volume was essentially unchanged for the first quarter of 2013.
USSTC and PM USA believe that the smokeless products category's volume grew at an estimated rate of approximately 5% over the 12 months ended March 31, 2013. Adjusted smokeless products volume is difficult to estimate on a quarterly basis. However, after adjusting for changes in trade inventories and year-over-year calendar differences, USSTC and PM USA estimate that their combined 2013 first-quarter adjusted smokeless products shipment volume grew at a rate slightly below the 12 month category growth rate.

USSTC and PM USA's combined volume performance for smokeless products is summarized in Table 8.

Table 8 - Smokeless Products: Shipment Volume (cans and packs in millions)

	First Quarter
	2013	2012	Change

Copenhagen	93.5	85.9	8.8%
Skoal	64.4	64.6	(0.3)%
Copenhagen and Skoal	157.9	150.5	4.9%
Other	17.8	19.4	(8.2)%
Total smokeless products	175.7	169.9	3.4%
Note: Other includes certain USSTC and PM USA smokeless products. Volume includes cans and packs sold, as well as promotional units, but excludes international volume, which is not material to the smokeless products segment. New types of smokeless products, as well as new packaging configurations of existing smokeless products, may or may not be equivalent to existing moist smokeless tobacco (MST) products on a can for can basis. To calculate volumes of cans and packs shipped, USSTC and PM USA have assumed that one pack of snus, irrespective of the number of pouches in the pack, is equivalent to one can of MST.
As previously discussed, effective in the first quarter of 2013, retail share results for smokeless products are based on a new tracking service, IRI InfoScan. Restated retail share results starting with the first quarter of 2012 are provided in Table 10.
Copenhagen and Skoal's combined retail share for the first quarter of 2013 increased 0.5 share points. Copenhagen's 2013 first-quarter retail share grew 1.3 share points, as the brand continued to benefit from products introduced over the past several years. USSTC also expanded Copenhagen Southern Blend into additional states during the quarter. Skoal's 2013 first-quarter retail share declined 0.8 share points primarily due to competitive activity and Copenhagen's strong performance, partially offset by share gains on its Skoal X-TRA products. In February, Skoal began to refresh its packaging to better reflect the brand's contemporary, premium qualities and differentiate its product offerings.
USSTC and PM USA's combined retail share for the first quarter of 2013 decreased 0.4 share points as retail share losses for Other portfolio brands and Skoal were partially offset by gains by Copenhagen. USSTC and PM USA's combined smokeless products retail share performance is summarized in Table 9.

Table 9 - Smokeless Products: Retail Share (percent)

	First Quarter
	2013	2012	Percentage point change

Copenhagen	28.7%	27.4%	1.3
Skoal	21.9	22.7	(0.8)
Copenhagen and Skoal	50.6	50.1	0.5
Other	4.4	5.3	(0.9)
Total smokeless products	55.0%	55.4%	(0.4)
Note: Retail share results for smokeless products are based on data from IRI InfoScan, a tracking service that uses a sample of stores to project market share and depict share trends. The service tracks sales in the Food, Drug and Mass Merchandisers (including Wal-Mart), Convenience, Military, Dollar Store and Club trade classes on the number of cans and packs sold. Smokeless products is defined by IRI as moist smokeless and spit-free tobacco products. Other includes certain USSTC and PM USA smokeless products. New types of smokeless products, as well as new packaging configuration of existing smokeless products, may or may not be equivalent to existing MST products on a can for can basis. USSTC and PM USA have assumed that one pack of snus, irrespective of the number of pouches in the pack, is equivalent to one can of MST. All other products are considered to be equivalent on a can for can basis. Because this service represents retail share performance only in key trade channels, it should not be considered a precise measurement of actual retail share. It is IRI's standard practice to periodically refresh its InfoScan services, which could restate retail share results that were previously released in this service.

Table 10	Restated Retail Share
	For the Three Months Ended
	12/31/12	09/30/12	06/30/12	03/31/12
Copenhagen	28.5%	28.3%	27.4%	27.4%
Skoal	22.2	22.4	22.7	22.7
Copenhagen and Skoal	50.7	50.7	50.1	50.1
Other	4.6	4.7	4.9	5.3
Total smokeless products	55.3%	55.4%	55.0%	55.4%

WINE
Ste. Michelle delivered strong 2013 first-quarter OCI and OCI margin growth through higher shipment volume and higher pricing.
Ste. Michelle grew 2013 first-quarter net revenues by 11.5%, primarily due to higher shipment volume and higher pricing. Revenues net of excise taxes grew 11.0% during the period. Ste. Michelle increased 2013 first-quarter OCI by 33.3%, primarily due to higher shipment volume and higher pricing. Ste. Michelle also expanded OCI margins by 2.7 percentage points to 16.5% for the first quarter of 2013.
Revenues and OCI for the wine segment are summarized in Table 11.

Table 11 - Wine: Revenues and OCI ($ in millions)

	First Quarter
	2013	2012	Change
Net revenues	$126	$113	11.5%
Excise taxes	(5)	(4)
Revenues net of excise taxes	$121	$109	11.0%

Reported and Adjusted OCI	$20	$15	33.3%
Reported and Adjusted OCI margins*	16.5%	13.8%	2.7 pp
*Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Ste. Michelle's 2013 first-quarter reported wine shipment volume increased 9.5%, primarily due to increased distribution and the timing of the Easter holiday. Ste. Michelle's reported shipment volume performance for wine is summarized in Table 12.

Table 12 - Wine: Shipment Volume (cases in thousands)

	First Quarter
	2013	2012	Change

Chateau Ste. Michelle	530	528	0.3%
Columbia Crest	385	341	12.9%
14 Hands	317	216	46.8%
Other	453	453	—%
Total Wine	1,685	1,538	9.5%
Note: Percent volume change calculation is based on units to the nearest hundred.

Altria's Profile
Altria directly or indirectly owns 100% of each of PM USA, USSTC, Middleton, Ste. Michelle and PMCC. Altria holds a continuing economic and voting interest in SABMiller.
The brand portfolios of Altria's tobacco operating companies include such well-known names as Marlboro, Copenhagen, Skoal and Black & Mild. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle, Columbia Crest, 14 Hands and Stag's Leap Wine Cellars, and it exclusively distributes and markets Antinori, Champagne Nicolas Feuillatte and Villa Maria Estate products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of, or licensed by, Altria or its subsidiaries. More information about Altria is available at altria.com.

Forward-Looking and Cautionary Statements
This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.
Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in Altria's publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2012.
These factors include the following: Altria's tobacco businesses (including PM USA, USSTC and Middleton) being subject to significant competition; changes in adult consumer preferences and demand for their products; fluctuations in raw material availability, quality and cost; reliance on key facilities and suppliers; reliance on critical information systems, many of which are managed by third-party service providers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; federal, state and local legislative activity, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on trade inventories, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and, from time to time, governmental investigations.
Furthermore, the results of Altria's tobacco businesses are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop new product technologies and markets within and potentially outside the United States; to broaden brand portfolios in order to compete effectively; and to improve productivity.
Altria and its tobacco businesses are also subject to federal, state and local government regulation, including broad-based regulation of PM USA and USSTC by the U.S. Food and Drug Administration (FDA). Altria and its subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies' understanding of applicable law, bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes.
Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Source: Altria Group, Inc.

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Schedule 1
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Quarters Ended March 31,
(dollars in millions, except per share data)
(Unaudited)

	2013	2012	% Change

Net revenues	$5,528	$5,647	(2.1)%
Cost of sales (*)	1,299	1,792
Excise taxes on products (*)	1,555	1,653
Gross profit	2,674	2,202	21.4%
Marketing, administration and research costs	462	483
Asset impairment and exit costs	—	21
Operating companies income	2,212	1,698	30.3%
Amortization of intangibles	5	5
General corporate expenses	55	51
Operating income	2,152	1,642	31.1%
Interest and other debt expense, net	261	293
Earnings from equity investment in SABMiller	(256)	(520)
Earnings before income taxes	2,147	1,869	14.9%
Provision for income taxes	762	674
Net earnings attributable to Altria Group, Inc.	$1,385	$1,195	15.9%

Per share data:
Basic and diluted earnings per share attributable to Altria Group, Inc.	$0.69	$0.59	16.9%

Weighted-average diluted shares outstanding	2,003	2,034	(1.5)%

(*) Cost of sales includes charges for resolution expenses related to state settlement and other tobacco agreements, and FDA user fees. Supplemental information concerning those items and excise taxes on products sold is shown in Schedule 3.

					Schedule 2
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data by Reporting Segment
For the Quarters Ended March 31,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2013	$4,968	$390	$126	$44	$5,528
2012	5,100	380	113	54	5,647
% Change	(2.6)%	2.6%	11.5%	(18.5)%	(2.1)%

Reconciliation:
For the quarter ended March 31, 2012	$5,100	$380	$113	$54	$5,647
Operations	(132)	10	13	(10)	(119)
For the quarter ended March 31, 2013	$4,968	$390	$126	$44	$5,528

	Operating Companies Income
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2013	$1,920	$222	$20	$50	$2,212
2012	1,439	192	15	52	1,698
% Change	33.4%	15.6%	33.3%	(3.8)%	30.3%

Reconciliation:
For the quarter ended March 31, 2012	$1,439	$192	$15	$52	$1,698
Asset impairment and exit costs - 2012	7	14	—	—	21
Implementation (gain) costs - 2012	(21)	5	—	—	(16)
	(14)	19	—	—	5

NPM Adjustment - 2013	483	—	—	—	483
Implementation costs - 2013	(1)	—	—	—	(1)
Tobacco and health judgments - 2013	(5)	—	—	—	(5)
	477	—	—	—	477
Operations	18	11	5	(2)	32
For the quarter ended March 31, 2013	$1,920	$222	$20	$50	$2,212
Note: Prior-period segment data have been recast to conform with the current-period segment presentation.

		Schedule 3
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data by Reporting Segment
(dollars in millions)
(Unaudited)

	For the Quarters Ended March 31,
	2013	2012
The segment detail of excise taxes on products sold is as follows:

Smokeable products	$1,524	$1,622
Smokeless products	26	27
Wine	5	4
	$1,555	$1,653

The segment detail of charges for resolution expenses related to state settlement and other tobacco agreements included in cost of sales is as follows:

Smokeable products*	$620	$1,122
Smokeless products	3	3
	$623	$1,125

The segment detail of FDA user fees included in cost of sales is as follows:

Smokeable products	$58	$55
Smokeless products	1	1
	$59	$56

*2013 amount includes a pre-tax credit of $483 million related to the NPM Adjustment.

		Schedule 4
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.
For the Quarters Ended March 31,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS
2013 Net Earnings	$1,385	$0.69
2012 Net Earnings	$1,195	$0.59
% Change	15.9%	16.9%

Reconciliation:
2012 Net Earnings	$1,195	$0.59

2012 Asset impairment, exit and implementation costs	3	—
2012 SABMiller special items	(197)	(0.10)
Subtotal 2012 special items	(194)	(0.10)

2013 NPM Adjustment	311	0.15
2013 Implementation costs	(1)	—
2013 SABMiller special items	(9)	—
2013 Tobacco and health judgments	(4)	—
Subtotal 2013 special items	297	0.15

Fewer shares outstanding	—	0.01
Operations	87	0.04
2013 Net Earnings	$1,385	$0.69

2013 Net Earnings Adjusted For Special Items	$1,088	$0.54
2012 Net Earnings Adjusted For Special Items	$1,001	$0.49
% Change	8.7%	10.2%

		Schedule 5
ALTRIA GROUP, INC.
and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in millions)
(Unaudited)

	March 31, 2013	December 31, 2012
Assets
Cash and cash equivalents	$3,775	$2,900
Inventories	1,816	1,746
Deferred income taxes	1,216	1,216
Other current assets	309	453
Property, plant and equipment, net	2,068	2,102
Goodwill and other intangible assets, net	17,247	17,252
Investment in SABMiller	6,749	6,637
Finance Assets, net	2,385	2,581
Other long-term assets	441	442
Total assets	$36,006	$35,329

Liabilities and Stockholders' Equity
Current portion of long-term debt	$1,984	$1,459
Accrued settlement charges	4,143	3,616
Other current liabilities	3,371	3,184
Long-term debt	11,894	12,419
Deferred income taxes	6,657	6,652
Accrued postretirement health care costs	2,501	2,504
Accrued pension costs	1,323	1,735
Other long-term liabilities	528	556
Total liabilities	32,401	32,125
Redeemable noncontrolling interest	35	34
Total stockholders' equity	3,570	3,170
Total liabilities and stockholders' equity	$36,006	$35,329

Total debt	$13,878	$13,878